The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated January 6, 2011

Preliminary Pricing Supplement No. 136 to Product Prospectus Supplement No. EPN-1 dated January 5, 2011 and Prospectus dated April 2, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162193 and 333-162193-01

The Royal Bank of Scotland N.V. (Issuer) RBS Holdings N.V. (Guarantor)
Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index

■ 200% upside participation at maturity in any increase in the level of the S&P 500® Index, subject to a maximum return of 21% - 23% over the Original Offering Price.

■ Full downside exposure to any decrease in the level of the S&P 500® Index in excess of the 10% Buffer Amount.  Potential for substantial loss if the level of the S&P 500® Index falls below the Buffer Value.

■ Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as the guarantor of the issuer’s obligations under the securities.

■ 24-month term (approximately).

■ No periodic interest payments.

■ No listing on any securities exchange.

$1,000 principal amount per Enhanced Participation NoteTM
CUSIP / ISIN No.: 78009KQD7 / US78009KQD71
Expected* dates:
     Pricing Date: January 20, 2011
     Settlement Date: January 25, 2011
     Maturity Date: January 25, 2013
*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same.  See also “Clearance and Settlement” on page PS-13 of this pricing supplement.

The Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January   , 2013 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page PS-6 of this pricing supplement and beginning on page S-15 of Product Prospectus Supplement No. EPN-1 (the “product supplement”).

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount (2)	$ 22.50	$
Proceeds, before expenses, to The Royal Bank of Scotland N.V.	$ 977.50	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the inclusion in the Original Offering Price of selling commissions and certain costs associated with hedging our obligations under the securities; these commissions and costs are also expected to adversely affect secondary market prices” on page S-19 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

(2) For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest) on page PS-13 of this pricing supplement.

RBS Securities Inc.
January   , 2011

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Summary

The Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January   , 2013 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The securities will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of principal, will be subject to the ability of RBS NV, as the issuer of the securities, and RBS Holdings, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  The securities provide investors with enhanced upside participation, subject to a maximum return over the Original Offering Price, in a moderate increase, if any, in the level of the S&P 500® Index (the “Underlying Index”) from the Initial Value to the Final Value.  Investors will not receive any interest payments, the return on the securities will never exceed the Capped Return, and the Payment at Maturity will never exceed the Maximum Payment per Security.  Investors must be willing to accept the risk of losing some or substantially all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms

Issuer:	The Royal Bank of Scotland N.V. (“RBS NV”)
Guarantor:	RBS Holdings N.V. (“RBS Holdings”)
Original Offering Price:	$1,000 per security
Term:	24 months (approximately)
Underlying Index:	The S&P 500® Index (Bloomberg ticker: SPX)
Participation Rate:	200%. This represents two times upside participation in any increase in the level of the Underlying Index from the Initial Value to the Final Value, subject to the Capped Return.
Initial Value:	The closing level of the Underlying Index on the pricing date. The Initial Value will be determined by the calculation agent and set forth in the final pricing supplement.
Final Value:	The closing level of the Underlying Index on the Valuation Date.
Reference Return:	Measures the percentage increase or decrease in the level of the Underlying Index from the Initial Value to the Final Value, and will be equal to:
Final Value – Initial Value Initial Value
Capped Return:
21% - 23% over the Original Offering Price per security.  The Capped Return represents a return over the full term of the security and not an annualized return.  The actual Capped Return will be determined on the pricing date and set forth in the final pricing supplement.

Maximum Payment per Security:	$1,210 - $1,230 per security. The actual Maximum Payment per Security will be determined on the pricing date and set forth in the final pricing supplement.
Buffer Amount (%):	10% (representing a protection against any decrease in the level of the Underlying Index up to the Buffer Value).
Buffer Value:	90% of the Initial Value, rounded to two decimal places. The actual Buffer Value will be determined on the pricing date and set forth in the final pricing supplement.
Valuation Date:
January   , 2013, the third Underlying Index Business Day before the maturity date.   If the Valuation Date is not an Underlying Index Business Day or if a Market Disruption Event occurs on the scheduled Valuation Date, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Payment at Maturity:	On the maturity date, you will be entitled to receive a cash payment per security determined by the calculation agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS NV

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Determining the Payment at Maturity

On the maturity date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Examples of Payment at Maturity Calculations

Set forth below are four hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and hypothetical data:

•	the Participation Rate of 200%;

•	the Buffer Amount of 10% (representing a protection against any decrease in the level of the Underlying Index up to the Buffer Value);

•	the hypothetical Initial Value of 1271.87 (the closing level of the Underlying Index on January 3, 2011);

•	the hypothetical Buffer Value of 1144.68 (90% of the hypothetical Initial Value, rounded to two decimal places); and

•	the hypothetical Capped Return of 22% over the Original Offering Price per security (the midpoint of the Capped Return range of 21% to 23%).

Any payment at maturity is subject to the ability of RBS NV, as the issuer of the securities, and RBS Holdings, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — The hypothetical Final Value is 890.31 (which is 30% below the hypothetical Initial Value), representing a decrease in the level of the Underlying Index by more than the Buffer Amount:

Reference Return =	890.31 - 1271.87 1271.87	= -30%

Hypothetical Payment at Maturity (per security) = $1,000 + [$1,000 x (- 30% + 10%)] = $800 (i.e., a 20% loss).

If the Underlying Index has decreased from the Initial Value to the Final Value by a percentage that is greater than the Buffer Amount (i.e., if the Final Value is less than the Buffer Value), your investment will be fully exposed to any decline of the Underlying Index beyond the Buffer Amount, and you could lose some or most (up to 90% of the Original Offering Price) of your investment.

EXAMPLE 2 — The hypothetical Final Value is 1208.28 (which is 5% below the hypothetical Initial Value), representing a decrease in the level of the Underlying Index by less than the Buffer Amount:

Hypothetical Payment at Maturity (per security) = $1,000 (i.e., a zero return).

If the Underlying Index has decreased from the Initial Value to the Final Value by a percentage that is not greater than the Buffer Amount (i.e., if the Final Value is less than the Initial Value, but is equal to or greater than the Buffer Value), the Payment at Maturity will equal the $1,000 Original Offering Price.

EXAMPLE 3 — The hypothetical Final Value is 1373.62 (which is 8% above the hypothetical Initial Value):

Reference Return =	1373.62 - 1271.87 1271.87	= 8%

Hypothetical Payment at Maturity (per security) will be equal to the lesser of:
(a) $1,000 + ($1,000 x 200% x 8%) = $1,160; and
(b) $1,000 + ($1,000 x 22%) = $1,220

Hypothetical Payment at Maturity (per security) = $1,160 (i.e., a 16% return).

EXAMPLE 4 — The hypothetical Final Value is 1653.43 (which is 30% above the hypothetical Initial Value):

Reference Return =	1653.43 - 1271.87 1271.87	= 30%

Hypothetical Payment at Maturity (per security) will be equal to the lesser of:
(a) $1,000 + ($1,000 x 200% x 30%) = $1,600; and
(b) $1,000 + ($1,000 x 22%) = $1,220

Hypothetical Payment at Maturity (per security) = $1,220 (i.e., a 22% return).

The Payment at Maturity cannot exceed the Maximum Payment per Security.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Index from +50% to -50%.  Because the Underlying Index is a price return index, the Final Value presented below will not include any income generated by dividends paid on the stocks included in the Underlying Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The graph and chart reflect the Participation Rate of 200%, the Buffer Amount of 10%, the hypothetical Initial Value of 1271.87 (the closing level of the Underlying Index on January 3, 2011), the hypothetical Buffer Value of 1144.68 (90% of the hypothetical Initial Value, rounded to two decimal places), the hypothetical Capped Return of 22% over the Original Offering Price per security (the midpoint of the Capped Return range of 21% to 23%), and the hypothetical Maximum Payment per Security of $1,220 (the midpoint of the Maximum Payment per Security range of $1,210 to $1,230).  The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Initial Value, Final Value, Buffer Value, Capped Return and Maximum Payment per Security, which will be determined on the pricing date and set forth in the final pricing supplement.

Any payment at maturity is subject to the ability of RBS NV, as the issuer of the securities, and RBS Holdings, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity. The green line reflects the hypothetical returns on the securities, while the dotted line reflects the return of a hypothetical direct investment in the stocks included in the Underlying Index, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY

Final Value	Reference Return	Return on the Securities	Payment at Maturity per Security
1907.81	50.00%	22.00%	$1,220.00
1780.62	40.00%	22.00%	$1,220.00
1653.43	30.00%	22.00%	$1,220.00
1551.68	22.00%	22.00%	$1,220.00
1526.24	20.00%	22.00%	$1,220.00
1462.65	15.00%	22.00%	$1,220.00
1411.78	11.00%	22.00%	$1,220.00
1399.06	10.00%	20.00%	$1,200.00
1373.62	8.00%	16.00%	$1,160.00
1335.46	5.00%	10.00%	$1,100.00
1271.87	0.00%	0.00%	$1,000.00
1208.28	-5.00%	0.00%	$1,000.00
1144.68	-10.00%	0.00%	$1,000.00
1081.09	-15.00%	-5.00%	$950.00
1017.50	-20.00%	-10.00%	$900.00
890.31	-30.00%	-20.00%	$800.00
763.12	-40.00%	-30.00%	$700.00
635.94	-50.00%	-40.00%	$600.00

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-15 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no guaranteed return of principal; you may lose some or all of your investment in the securities.

•	The credit risk of The Royal Bank of Scotland N.V. and RBS Holdings N.V., and their credit ratings and credit spreads may adversely affect the value of the securities.

•	The return on your initial investment is limited to the Capped Return and your Payment at Maturity is limited to the Maximum Payment per Security.

•	The Payment at Maturity will depend on the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•	An increase in the level of the Underlying Index may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the inclusion in the Original Offering Price of selling commissions and certain costs associated with hedging our obligations under the securities; these commissions and costs are also expected to adversely affect secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the value of the Underlying Index and therefore the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are unclear.

•	An investment in the securities is not the same as a direct investment in the Underlying Index or in the securities that comprise the Underlying Index.

•	We may engage in business with or involving one or more of the issuers of the securities comprising the Underlying Index without regard to your interests.

•	We do not control any issuer whose securities comprise the Underlying Index and we are not responsible for any of their disclosure.

•	Adjustments to the Underlying Index could adversely affect the securities.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the level of the Underlying Index will increase moderately from the Initial Value to the Final Value.

•	You accept that your investment may result in a loss, which could be significant, if the Final Value of the Underlying Index is less than the Initial Value by more than the Buffer Amount.

•	You accept that the return on the securities will not exceed the Capped Return.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You seek exposure to the fluctuations in the level of the Underlying Index with no expectation of dividends or other benefits of owning the securities comprising the Underlying Index.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS NV, as the issuer of the securities, and RBS Holdings, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Underlying Index.

•	You seek full principal protection or preservation of capital invested.

•
You believe the level of the Underlying Index will decrease from the Initial Value or that the level of the Underlying Index will not increase sufficiently over the term of the securities to provide you with your desired return.

•	You seek a return on your investment that will not be capped at the Capped Return.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS NV, as the issuer, and RBS Holdings, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

The Underlying Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services, LLC (“S&P”). We make no representation or warranty as to the accuracy or completeness of such information.  The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P.  S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Index.

The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock.  As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.   Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted.  S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation.  Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.  Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

September 16, 2005 was 0.90.  On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80). The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941–43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor.  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index.  The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing level of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	= Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement

S&P has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the securities.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services, LLC.  S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to us or the securities.  S&P has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P AND ITS AFFILIATES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.   S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s”, “S&P”, S&P 500”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s and have been licensed for use by us.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

HISTORICAL INFORMATION

The following chart sets forth the weekly historical performance of the S&P 500® Index in the period from January 3, 2006 through January 3, 2011.  The closing level of the S&P 500® Index on January 3, 2011 was 1271.87.  These historical values for the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the value of the securities will be.  Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the securities.

You cannot predict the future performance of the securities or the S&P 500® Index based on the historical performance of the S&P 500® Index.  Neither we nor RBS Holdings can guarantee that the value of the S&P 500® Index will increase.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Summary Tax Consequences

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment:

•	you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange; and

•	your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

For a discussion of Dutch tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the Netherlands.”

We do not provide any advice on tax matters.  Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBS Holdings.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

To the extent the total aggregate principal amount of the securities being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, which may constitute up to 15% of the total aggregate principal amount of the securities, and to hold such securities initially for its own investment purposes.  See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

Where You Can Find More Information

RBS NV has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS NV has filed with the SEC for more complete information about RBS NV and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS NV, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated April 2, 2010, and the more detailed information contained in the product supplement dated January 5, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. EPN-1 dated January 5, 2011:
http://www.sec.gov/Archives/edgar/data/897878/000095010311000027/crt_dp20546-424b5.pdf

•	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our” and the “Bank” or similar references are to The Royal Bank of Scotland N.V.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBS Holdings.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V.

These securities may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents in Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND N.V. Capped Enhanced Participation NotesTM with Fixed Buffer Linked to the S&P 500® Index due January , 2013

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS NV’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.   RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS NV, as the issuer, and RBS Holdings, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor. These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall below a specified level during the term of the securities.  If the underlying asset falls below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.